NEWS RELEASE For More Information: Ken McEwen Investor Relations Manager 800-282-6242 • 205-439-7903 • KenMcEwen@ProAssurance.com

ProAssurance Reports Results for Third Quarter 2019
BIRMINGHAM, AL – (BUSINESSWIRE) – November 5, 2019 – ProAssurance Corporation (NYSE: PRA) reports the following results for the three and nine months ended September 30, 2019:

CONSOLIDATED INCOME STATEMENT HIGHLIGHTS
	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands, except per share data)	2019	2018	% Change	2019	2018	% Change
Revenues
Gross premiums written*	$265,483	$259,704	2.2%	$766,655	$745,614	2.8%
Net premiums written	$228,058	$229,329	(0.6%)	$663,784	$652,230	1.8%
Net premiums earned	$215,788	$206,070	4.7%	$633,086	$616,819	2.6%
Net investment income	$23,681	$23,266	1.8%	$70,038	$67,677	3.5%
Equity in earnings (loss) of unconsolidated subsidiaries	$(1,277)	$5,228	(124.4%)	$(7,240)	$12,247	(159.1%)
Net realized investment gains (losses)	$1,134	$12,373	(90.8%)	$47,064	$2,651	1,675.3%
Other income (expense)*	$2,548	$2,388	6.7%	$7,419	$7,155	3.7%
Total revenues*	$241,874	$249,325	(3.0%)	$750,367	$706,549	6.2%
Expenses
Net losses and loss adjustment expenses	$161,614	$147,605	9.5%	$489,808	$439,120	11.5%
Underwriting, policy acquisition and operating expenses*	$61,861	$61,844	—%	$185,960	$178,812	4.0%
Segregated portfolio cells dividend expense (income)	$3,621	$5,255	(31.1%)	$1,375	$9,787	(86.0%)
Total expenses*	$231,370	$218,303	6.0%	$689,993	$638,981	8.0%
Income tax expense (benefit)	$(6,689)	$(206)	3,147.1%	$(4)	$(3,939)	(99.9%)
Net income (loss)	$17,193	$31,228	(44.9%)	$60,378	$71,507	(15.6%)
Non-GAAP operating income	$16,269	$22,417	(27.4%)	$24,567	$69,858	(64.8%)
Weighted average number of common shares outstanding
Diluted	53,856	53,773	0.2%	53,831	53,735	0.2%
Earnings per share
Net income (loss) per diluted share	$0.32	$0.58	(44.8%)	$1.12	$1.33	(15.8%)
Non-GAAP operating income per diluted share	$0.30	$0.42	(28.6%)	$0.46	$1.30	(64.6%)
* Consolidated totals include inter-segment eliminations. The eliminations affect individual line items only and have no effect on net income (loss). See Note 14 of the Notes to Condensed Consolidated Financial Statements in the September 30, 2019 Form 10-Q for amounts by line item.

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CONSOLIDATED KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Current accident year net loss ratio	82.3%	82.1%	84.0%	82.1%
Effect of prior accident years’ reserve development	(7.4%)	(10.5%)	(6.6%)	(10.9%)
Net loss ratio	74.9%	71.6%	77.4%	71.2%
Expense ratio	28.7%	30.0%	29.4%	29.0%
Combined ratio	103.6%	101.6%	106.8%	100.2%
Operating ratio	92.6%	90.3%	95.7%	89.2%
Return on equity*	4.3%	7.9%	5.2%	6.0%
* Quarterly computations of ROE are annualized

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Management Commentary
“Once again, our Workers’ Compensation Insurance and Segregated Portfolio Cell Reinsurance segments were substantial contributors to the bottom line, while operating in a marketplace that continues to be highly competitive,” said Ned Rand, President and Chief Executive Officer of ProAssurance. Turning to the Specialty P&C segment, Mr. Rand said, “Our medical professional liability products, which make up the largest line of business in the segment, continue to build upon a strong book of business despite a loss environment that affects our current accident year loss picks and influences our analysis of reserves for prior year losses. These headwinds affected overall premiums in the segment, but we were able to implement renewal rate increases for another consecutive quarter with only a modest impact to retention, while adding new business at higher rates than in 2018.”
Mr. Rand continued, “While we are pleased to report higher operating earnings for the third quarter of 2019 than for the previous two quarters, the increase is largely the effect of a tax benefit in the period. We continue to expect loss severity trends perceived in the broader healthcare professional liability marketplace to weigh on operating performance for the remainder of the year, and into 2020. Our view of these trends, and the intensely competitive property casualty landscape, demand caution as we strive to create long-term value for our customers and shareholders. This is not the time to aggressively seek market share and top line growth. We are willing to walk away from business where it makes sense to do so, rather than chase under-priced business into dangerous territory. Instead, we continue to focus on improving underwriting results and managing expenses, applying our deep expertise to strengthen our position as a market leader in the lines in which we specialize.”
Third Quarter 2019

•
The increase in consolidated gross premiums written was driven by our Workers’ Compensation Insurance segment (up 6.6% quarter-over-quarter), our Segregated Portfolio Cell Reinsurance segment (up 2.9% quarter-over-quarter), and our Lloyd’s Syndicates segment (up 15.3% quarter-over-quarter). Our Specialty P&C segment saw gross premiums written decline 1.6% quarter-over-quarter.

•
Consolidated net premiums earned for third quarter of 2019 increased 4.7% over the prior-year quarter with all of our operating segments contributing to the increase, primarily driven by our Specialty P&C segment due to the addition of a loss portfolio transfer (“LPT”) resulting in $2.7 million of premium being written and fully earned in the quarter, as well as the pro rata effect of higher premiums written during the preceding twelve months.

•	Our consolidated current accident year net loss ratio for the third quarter of 2019 was 82.3% as compared to 82.1% in the year-ago period, effectively unchanged quarter-over-quarter.

•
Our consolidated underwriting expense ratio was 28.7% for the third quarter of 2019 as compared to 30.0% in the year-ago period, primarily due to a decrease in share-based compensation and other incentive-related compensation costs in our Corporate segment and a decrease in operating expenses in our Lloyd’s Syndicates segment.

•
Net favorable prior accident year reserve development was $15.9 million in the third quarter of 2019, compared to $21.5 million in the prior-year quarter. While our perception of increasing claim severity in the broader healthcare professional liability industry has not changed from recent quarters, our reserves for prior accident years continue to develop favorably as current severity trends are somewhat more favorable than the severity assumptions we used to establish those initial reserves. This allows for continuing net favorable development relating to prior accident years.

•
Our consolidated combined ratio for the quarter was 103.6%, a two percentage point increase quarter-over-quarter, primarily due to changes in the mix of premiums earned and a lower amount of prior accident year favorable development due to our perception of loss trends in the healthcare professional liability market.

•
Our consolidated net investment result was $22.4 million, a decline of $6.1 million compared to the year-ago quarter, primarily due to a $6.5 million quarter-over-quarter decline in earnings from our unconsolidated subsidiaries, driven by lower reported earnings from two limited partnership (“LP”) investments.

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•
Net realized investment gains were $1.1 million compared to $12.4 million in the third quarter of 2018, reflecting a decrease in realized gains from the sale of equity investments and the change from unrealized holding gains to unrealized holding losses in our equity portfolio.

•
We recorded a tax benefit of approximately $6.7 million in the quarter, primarily the result of $4.6 million in tax credits recognized in the third quarter of 2019 and a $2.0 million adjustment to align our actual effective tax rate with our projected effective tax rate.

Non-GAAP Financial Measures
Non-GAAP operating income is a financial measure that is widely used to evaluate performance within the insurance sector. In calculating Non-GAAP operating income, we have excluded the after-tax effects of the items listed in the following table that do not reflect normal operating results. We believe Non-GAAP operating income presents a useful view of the performance of our insurance operations; however, it should be considered in conjunction with net income computed in accordance with GAAP. The following table reconciles net income (loss) to Non-GAAP operating income:

RECONCILIATION OF NET INCOME TO NON-GAAP OPERATING INCOME
	Three Months Ended September 30		Nine Months Ended September 30
(In thousands, except per share data)	2019	2018	2019	2018
Net income (loss)	$17,193	$31,228	$60,378	$71,507
Items excluded in the calculation of Non-GAAP operating income:
Net realized investment (gains) losses	(1,134)	(12,373)	(47,064)	(2,651)
Net realized gains (losses) attributable to SPCs which no profit/loss is retained (1)	(132)	1,130	1,531	387
Guaranty fund assessments (recoupments)	96	90	202	177
Pre-tax effect of exclusions	(1,170)	(11,153)	(45,331)	(2,087)
Tax effect, 21% (2)	246	2,342	9,520	438
After-tax effect of exclusions	(924)	(8,811)	(35,811)	(1,649)
Non-GAAP operating income	$16,269	$22,417	$24,567	$69,858
Per diluted common share:
Net income (loss)	$0.32	$0.58	$1.12	$1.33
Effect of exclusions	(0.02)	(0.16)	(0.66)	(0.03)
Non-GAAP operating income per diluted common share	$0.30	$0.42	$0.46	$1.30
(1) Net realized investment gains (losses) on investments related to SPCs are recognized in our Segregated Portfolio Cell Reinsurance segment and the portion of operating earnings, including the gain or loss, net of our participation, is due to the external cell participants through the SPC dividend expense (income). To be consistent with our exclusion of net realized investment gains (losses) recognized in earnings, we are excluding the portion of net realized investment gains (losses) that is included in the SPC dividend expense (income) which is due to the external cell participants.

(2) The 21% rate is the annual expected statutory tax rate associated with the taxable or tax deductible items listed above. Excluding net realized investment (gains) losses, which are discrete items and are tax effected at the annual expected statutory tax rate in the period they are included in net income, our effective tax rate for the respective periods was applied to these items in calculating net income. See further discussion under the heading "Taxes" in the Executive Summary of Operations section of our September 30, 2019 Form 10-Q filed on November 5, 2019.

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BALANCE SHEET HIGHLIGHTS
(In thousands, except per share data)	September 30, 2019	December 31, 2018
Total investments	$3,496,074	$3,349,382
Total assets	$4,824,359	$4,600,726
Total liabilities	$3,234,901	$3,077,724
Common shares (par value $0.01)	$631	$630
Retained earnings	$1,581,789	$1,571,847
Treasury shares	$(417,277)	$(417,277)
Shareholders’ equity	$1,589,458	$1,523,002
Book value per share	$29.56	$28.39
Capital Management
We have not repurchased any shares of our stock in 2019 and did not repurchase any shares in 2018. As of October 31, 2019, approximately $110 million remains available in our Board-authorized stock repurchase program. In August 2019, our Board of Directors declared a regular dividend of $0.31 per share, which was paid on October 11, 2019.
Conference Call Information
ProAssurance management will discuss third quarter 2019 results during a conference call at 10:00 a.m. ET on Wednesday, November 6, 2019. We invite anyone who would like to participate in the call to dial (888) 349-0134 (US), (855) 669-9657 (Canada) (toll free) or (412) 317-5145; no access code is required. We will webcast the call at Investor.ProAssurance.com. A replay will be available by telephone through at least November 6, 2020 at (877) 344-7529 (US), (855) 669-9658 (Canada) (both toll-free), or (412) 317-0088, using access code 10135348. A replay also will be available for one year on our website, Investor.ProAssurance.com. We also will make the replay and other information about ProAssurance available on a free subscription basis through Investor.ProAssurance.com or through Apple’s iTunes. Investors may follow @PRA_Investors on Twitter to be notified of the latest financial news about ProAssurance.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance.
The Company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for thirteen consecutive years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings. For the latest on ProAssurance and its industry-leading suite of products and services, cutting edge risk management and practice enhancement programs, follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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SPECIALTY P&C SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$164,991	$167,639	(1.6%)	$459,324	$456,137	0.7%
Net premiums written	$141,299	$143,921	(1.8%)	$393,210	$394,601	(0.4%)

Net premiums earned	$125,237	$120,789	3.7%	$375,315	$378,355	(0.8%)
Other income	1,858	1,426	30.3%	4,536	3,945	15.0%
Total revenues	127,095	122,215	4.0%	379,851	382,300	(0.6%)

Net losses and loss adjustment expenses	(107,573)	(98,363)	9.4%	(321,248)	(292,742)	9.7%
Underwriting, policy acquisition and operating expenses	(29,700)	(27,931)	6.3%	(89,177)	(83,833)	6.4%
Total expenses	(137,273)	(126,294)	8.7%	(410,425)	(376,575)	9.0%
Segment operating results	$(10,178)	$(4,079)	149.5%	$(30,574)	$5,725	(634.0%)

SPECIALTY P&C SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Current accident year net loss ratio	94.5%	93.4%	93.9%	91.9%
Effect of prior accident years’ reserve development	(8.6%)	(12.0%)	(8.3%)	(14.5%)
Net loss ratio	85.9%	81.4%	85.6%	77.4%
Underwriting expense ratio	23.7%	23.1%	23.8%	22.2%
Combined ratio	109.6%	104.5%	109.4%	99.6%
The Specialty P&C segment’s $10.2 million operating loss during the third quarter of 2019 was due to a lower amount of prior year favorable development, driven by loss volatility in our large account business, and a higher current accident year net loss ratio that reflects a continued cautious view of emerging severity trends.
Gross premiums written decreased $2.6 million compared to the third quarter of 2018 to $165.0 million. This was due to a decrease of $2.8 million in healthcare facilities premium compared with the third quarter of last year, and the pending renewal of a $3.6 million physician policy. This was somewhat offset by the previously mentioned LPT, which resulted in $2.7 million of premium written and fully earned during the period. Net premiums earned increased 3.7% quarter-over-quarter, also as a result of the LPT.
Premium retention for the Specialty P&C segment was 86%, three percentage points lower than the prior-year quarter, primarily due to volatility of premium retention in our healthcare facilities line (57%) as we decided not to renew certain products written on an excess and surplus lines basis. Premium retention in physicians professional liability, the largest line in the segment, was flat quarter-over-quarter at 89%, reflecting marketplace recognition of the value of ProAssurance in a competitive market. Further reinforcing the value of our policies in the market, renewal pricing increased 7% for the segment, including an 8% increase for our physicians business and 12% increase for our healthcare facilities business. We wrote $9.0 million of new business in the segment during the quarter, primarily in our physicians line of business.
The current accident year net loss ratio increased approximately one percentage point quarter-over-quarter, reflecting our view of emerging loss trends in the broader healthcare professional liability industry. We continue to maintain a cautious view on these loss trends despite rate increases and underwriting selection improvements across our book of business. In addition, the 2018 third quarter current accident year net loss ratio was slightly lower as a result of the effects of favorable loss experience adjustments on prior year reinsurance contracts, increasing earned premium in the year-ago period.
We recognized net favorable prior accident year reserve development of $10.8 million, compared to $14.4 million in the prior-year quarter, again resulting from our continuing caution about industry severity trends. The reduction in favorable development also reflected loss volatility associated with large account business in our healthcare facilities line.

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WORKERS’ COMPENSATION INSURANCE SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$70,066	$65,719	6.6%	$223,638	$228,271	(2.0%)
Net premiums written	$49,663	$45,945	8.1%	$146,101	$150,581	(3.0%)

Net premiums earned	$49,477	$47,296	4.6%	$141,990	$135,230	5.0%
Other income	494	376	31.4%	1,948	1,828	6.6%
Total revenues	49,971	47,672	4.8%	143,938	137,058	5.0%

Net losses and loss adjustment expenses	(32,356)	(30,650)	5.6%	(93,424)	(87,794)	6.4%
Underwriting, policy acquisition and operating expenses	(14,895)	(15,410)	(3.3%)	(43,456)	(41,545)	4.6%
Total expenses	(47,251)	(46,060)	2.6%	(136,880)	(129,339)	5.8%
Segment operating results	$2,720	$1,612	68.7%	$7,058	$7,719	(8.6%)

WORKERS’ COMPENSATION INSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Current accident year net loss ratio	68.2%	70.7%	68.2%	68.0%
Effect of prior accident years’ reserve development	(2.8%)	(5.9%)	(2.4%)	(3.1%)
Net loss ratio	65.4%	64.8%	65.8%	64.9%
Underwriting expense ratio	30.1%	32.6%	30.6%	30.7%
Combined ratio	95.5%	97.4%	96.4%	95.6%
The Workers’ Compensation Insurance segment reported $2.7 million of operating income for the third quarter of 2019, compared to $1.6 million from the same period a year ago.
Gross premiums written were $70.1 million in the quarter, a 6.6% increase over third quarter 2018 primarily due to the addition of $11.3 million of new business, and an increase in audit premium. The workers’ compensation insurance market remains intensely competitive and resulted in an overall 4% decrease in premiums on renewing business. Those competitive pressures, and our willingness to walk away from business we believe to be underpriced, resulted in a retention rate of 84%, down one percentage point from the same quarter in 2018.
Our alternative market business, the majority of which we cede to the Segregated Portfolio Cell Reinsurance segment, accounted for $16.7 million of the gross premiums written in the quarter. That is consistent with the prior-period quarter, reflecting the same trends evident in our traditional business.
The current accident year net loss ratio decreased 2.5 percentage points as compared to the same period a year ago to 68.2%, primarily as a result of an increase to the ratio during the third quarter of 2018. The 2018 increase was driven by the impact of severity-related claim activity during the first half of the year related to economic growth trends and the increase in new and less experienced workers to the workforce. Net favorable prior accident year reserve development in the third quarter of 2019 was $1.4 million, reflecting overall favorable trends in claim closing patterns, primarily in the 2016 accident year, and includes purchase accounting amortization of approximately $400,000.
The underwriting expense ratio improved to 30.1% quarter-over-quarter, due primarily to an increase in net premiums earned.

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SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$17,281	$16,799	2.9%	$70,556	$68,255	3.4%
Net premiums written	$15,268	$14,832	2.9%	$62,886	$60,709	3.6%

Net premiums earned	$19,779	$18,963	4.3%	$58,566	$54,247	8.0%
Net investment income	445	371	19.9%	1,261	1,100	14.6%
Net realized gains (losses)	(98)	1,397	(107.0%)	1,949	467	317.3%
Other income	176	86	104.7%	397	176	125.6%
Net losses and loss adjustment expenses	(9,778)	(8,560)	14.2%	(40,496)	(27,561)	46.9%
Underwriting, policy acquisition and operating expenses	(5,951)	(5,516)	7.9%	(17,091)	(16,070)	6.4%
SPC net operating results	4,573	6,741	(32.2%)	4,586	12,359	(62.9%)
Segregated portfolio cell dividend (expense) income (1)	(3,621)	(5,255)	(31.1%)	(1,375)	(9,787)	(86.0%)
Segment operating results (2)	$952	$1,486	(35.9%)	$3,211	$2,572	24.8%
(1) Represents the operating (profit) loss due to external cell participants.
(2) Represents our share of the operating profit (loss) of the SPCs in which we participate.

SEGREGATED PORTFOLIO CELL REINSURANCE SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Current accident year net loss ratio	66.1%	64.8%	82.5%	66.0%
Effect of prior accident years’ reserve development	(16.7%)	(19.7%)	(13.4%)	(15.2%)
Net loss ratio	49.4%	45.1%	69.1%	50.8%
Underwriting expense ratio	30.1%	29.1%	29.2%	29.6%
Combined ratio	79.5%	74.2%	98.3%	80.4%
The Segregated Portfolio Cell Reinsurance segment represents the operating results (underwriting profit or loss, plus investment results) of Segregated Portfolio Cells (SPCs) within Inova Re and Eastern Re, our Cayman Islands SPC operations. The segment operating result of approximately $952,000 represents our share of the results of SPC programs in which we participate to varying degrees.
Gross premiums written for the third quarter of 2019 were $17.3 million, an increase of 2.9% quarter-over-quarter driven by approximately $800,000 of new business and a 96% renewal retention rate, partially offset by a 5% decline in renewal pricing resulting from competitive market conditions. We have retained all 18 of the available alternative market programs, including 16 workers' compensation programs and 2 healthcare professional liability programs up for renewal during the nine months ended September 30, 2019, and added a new program in the third quarter of 2019.
The current accident year net loss ratio increased by 1.3 percentage points to 66.1%, as intense price competition resulted in renewal rate decreases. We recognized net favorable prior accident year reserve development of $3.3 million in the quarter driven by claim trends in accident years 2016-2018 that were better than initially projected.
The 30.1% underwriting expense ratio in the Segregated Portfolio Cell Reinsurance segment primarily reflects the ceding commission percentage paid to the Workers’ Compensation Insurance and Specialty P&C segments for insurance services provided to the segregated portfolio cell programs. The ceding commissions are primarily reflected in the respective segments as a reduction to underwriting expenses.

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LLOYD’S SYNDICATES SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Gross premiums written	$30,427	$26,387	15.3%	$83,247	$62,949	32.2%
Net premiums written	$21,828	$24,631	(11.4%)	$61,587	$46,339	32.9%

Net premiums earned	$21,295	$19,022	11.9%	$57,215	$48,987	16.8%
Net investment income	1,077	783	37.5%	3,282	2,370	38.5%
Other gains (losses)	120	254	(52.8%)	447	(157)	384.7%
Total revenues	$22,492	$20,059	12.1%	$60,944	$51,200	19.0%

Net losses and loss adjustment expenses	(11,907)	(10,032)	18.7%	(34,640)	(31,023)	11.7%
Underwriting, policy acquisition and operating expenses	(9,411)	(8,439)	11.5%	(25,445)	(23,745)	7.2%
Total expenses	(21,318)	(18,471)	15.4%	(60,085)	(54,768)	9.7%
Total income tax (expense) benefit	161	361	(55.4%)	161	355	(54.6%)
Segment operating results	$1,335	$1,949	(31.5%)	$1,020	$(3,213)	131.7%

LLOYD’S SYNDICATES SEGMENT KEY RATIOS
	Three Months Ended September 30		Nine Months Ended September 30
	2019	2018	2019	2018
Current accident year net loss ratio	58.3%	56.1%	60.5%	62.7%
Effect of prior accident years’ reserve development	(2.4%)	(3.4%)	—%	0.6%
Net loss ratio	55.9%	52.7%	60.5%	63.3%
Underwriting expense ratio	44.2%	44.4%	44.5%	48.5%
Results of our Lloyd’s Syndicates segment are generally reported on a one-quarter lag and include the operating results from our majority participation in Lloyd's of London Syndicate 1729 and our 100% participation in Syndicate 6131, which is a Special Purpose Arrangement that underwrites on a quota share basis with Syndicate 1729. We have a total capital commitment of up to $200 million to support our Lloyd’s Syndicate operations. In addition to the results of our participation in Lloyd's Syndicates, as discussed above, our Lloyd's Syndicates segment also includes 100% of the operating results of our wholly owned subsidiaries that support our operations at Lloyd's.
Gross premiums written were $30.4 million, a quarter-over-quarter increase of 15.3% driven primarily by volume increases on renewal business and renewal pricing increases, as well as new business written, primarily property insurance coverages. Year-to-date, gross premiums written consisted of 45% property insurance coverages, 30% casualty coverages, 15% catastrophe reinsurance coverages, 7% specialty property coverages, and 3% property reinsurance coverages.
Net premiums earned increased almost 12% quarter-over-quarter to $21.3 million in the third quarter of 2019. This resulted from a 14.5% increase in gross premiums earned, primarily due to the pro rata effect of higher premiums written during the preceding twelve months, but offset somewhat by higher ceded premiums as a result of the increased utilization and cost associated with reinsurance.
The current accident year net loss ratio was 58.3%, an increase of just over 2 percentage points compared to the same period of 2018, driven by a decrease in estimated reinsurance recoveries related to property and catastrophe related losses as compared to the same period of 2018 and, to a lesser extent, the effect of an increase in ceded premiums earned.
We recognized approximately $500,000 of net favorable prior accident year reserve development for the 2019 three-month period, compared to approximately $600,000 of net favorable prior accident year reserve development for the same period in 2018.
Maximum underwriting capacity for Syndicate 1729 in 2019 is approximately $157 million, of which $96 million is our allocated underwriting capacity. This excludes approximately $15 million dedicated to Syndicate 6131, for which ProAssurance is the sole capital provider. The capital we are providing for Syndicate 6131 comes from capital we have

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already committed to the Lloyd’s segment. We currently support our commitment with investment securities and cash and cash equivalents on deposit with Lloyd’s, which had a fair value of approximately $135 million at September 30, 2019.
We continue to assess our near-term strategic options for reducing the volatility of results in this segment.
CORPORATE SEGMENT RESULTS

	Three Months Ended September 30			Nine Months Ended September 30
($ in thousands)	2019	2018	% Change	2019	2018	% Change
Net investment income	$22,159	$22,112	0.2%	$65,495	$64,207	2.0%
Equity in earnings (loss) of unconsolidated subsidiaries	$(1,277)	$5,228	(124.4%)	$(7,240)	$12,247	(159.1%)
Net realized investment gains (losses)	$947	$11,074	(91.4%)	$44,390	$2,588	1,615.2%
Total revenues	$22,792	$39,113	(41.7%)	$105,346	$81,779	28.8%
Operating expenses	$2,682	$5,053	(46.9%)	$12,676	$15,351	(17.4%)
Interest expense	$4,274	$3,645	17.3%	$12,850	$11,308	13.6%
Income tax expense (benefit)	$(6,528)	$155	(4,311.6%)	$157	$(3,584)	104.4%
Segment operating results	$22,364	$30,260	(26.1%)	$79,663	$58,704	35.7%
The decrease in operating results in our Corporate segment was primarily attributable to a decrease in earnings from unconsolidated subsidiaries of $6.5 million, driven by a $6.2 million quarter-over-quarter reduction in reported earnings from two LP investments, and a $10.1 million decrease in net realized investment gains as compared to last year’s third quarter.
Our operating expenses decreased by $2.4 million (46.9%) quarter-over-quarter, primarily attributable to a decrease in certain compensation-related costs, primarily as a result of a decline in the projected value of performance-based awards and lower bonuses. There are also fewer awards outstanding, as compared to the same period in 2018.
We recorded a tax benefit of $6.5 million in the quarter, primarily due to $4.6 million of tax credits recognized during the period, and a $2.0 million adjustment to align our actual effective tax rate with our projected effective tax rate. While projected tax credits for 2019 are less than 2018, they continue to have a significant impact on the effective tax rate for the third quarter of 2019. Our projected annual effective tax rate was a benefit of 54.4% as of September 30, 2019 before discrete items were considered. After considering the impact of discrete items (the most significant of which being the treatment of net realized gains), the effective tax rate for the nine months ended September 30, 2019 was 0.0%.
Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight significant risks, assumptions and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release. Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “likely,” “may,” “optimistic,” “possible,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other similar matters, we are making forward-looking statements.

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These forward-looking statements are subject to significant risks, assumptions, and uncertainties, including, among other things, the following factors that could affect the actual outcome of future events:

•	changes in general economic conditions, including the impact of inflation or deflation and unemployment;
•	our ability to maintain our dividend payments;
•	regulatory, legislative and judicial actions or decisions that could affect our business plans or operations, including the impact of Brexit;
•	the enactment or repeal of tort reforms;
•
formation or dissolution of state-sponsored insurance entities providing coverages now offered by ProAssurance which could remove or add sizable numbers of insureds from or to the private insurance market;

•	changes in the interest and tax rate environment;
•	resolution of uncertain tax matters and changes in tax laws, including the impact of the TCJA;
•	changes in laws or government regulations regarding financial markets or market activity that may affect our business;
•	changes in the ability of the U.S. government to meet its obligations that may affect the U.S. economy and our business;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in requirements or accounting policies and practices that may be adopted by our regulatory agencies, the FASB, the SEC, the PCAOB or the NYSE that may affect our business;
•	changes in laws or government regulations affecting the financial services industry, the property and casualty insurance industry or particular insurance lines underwritten by our subsidiaries;
•
the effect on our insureds, particularly the insurance needs of our insureds, and our loss costs, of changes in the healthcare delivery system and/or changes in the U.S. political climate that may affect healthcare policy or our business;

•
consolidation of our insureds into or under larger entities which may be insured by competitors, or may not have a risk profile that meets our underwriting criteria or which may not use external providers for insuring or otherwise managing substantial portions of their liability risk;

•	uncertainties inherent in the estimate of our loss and loss adjustment expense reserve and reinsurance recoverable;
•	changes in the availability, cost, quality or collectability of insurance/reinsurance;
•	the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;
•	effects on our claims costs from mass tort litigation that are different from that anticipated by us;
•	allegations of bad faith which may arise from our handling of any particular claim, including failure to settle;
•	loss or consolidation of independent agents, agencies, brokers or brokerage firms;
•	changes in our organization, compensation and benefit plans;
•	changes in the business or competitive environment may limit the effectiveness of our business strategy and impact our revenues;
•	our ability to retain and recruit senior management;
•
the availability, integrity and security of our technology infrastructure or that of our third-party providers of technology infrastructure, including any susceptibility to cyber-attacks which might result in a loss of information or operating capability;

•	the impact of a catastrophic event, as it relates to both our operations and our insured risks;
•	the impact of acts of terrorism and acts of war;
•	the effects of terrorism-related insurance legislation and laws;
•	guaranty funds and other state assessments;

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•	our ability to achieve continued growth through expansion into new markets or through acquisitions or business combinations;
•	changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;
•	provisions in our charter documents, Delaware law and state insurance laws may impede attempts to replace or remove management or may impede a takeover;
•	state insurance restrictions may prohibit assets held by our insurance subsidiaries, including cash and investment securities, from being used for general corporate purposes;
•
taxing authorities can take exception to our tax positions and cause us to incur significant amounts of legal and accounting costs and, if our defense is not successful, additional tax costs, including interest and penalties; and

•
expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption; loss of customers, employees or key agents; increased operating costs or inability to achieve cost savings; and assumption of greater than expected liabilities, among other reasons.

Additional risks, assumptions and uncertainties that could arise from our membership in the Lloyd's market and our participation in Lloyd's Syndicates include, but are not limited to, the following:
•	members of Lloyd's are subject to levies by the Council of Lloyd's based on a percentage of the member's underwriting capacity, currently a maximum of 3%, but can be increased by Lloyd's;
•
Syndicate operating results can be affected by decisions made by the Council of Lloyd's which the management of Syndicate 1729 and Syndicate 6131 have little ability to control, such as a decision to not approve the business plan of Syndicate 1729 or Syndicate 6131, or a decision to increase the capital required to continue operations, and by our obligation to pay levies to Lloyd's;

•
Lloyd's insurance and reinsurance relationships and distribution channels could be disrupted or Lloyd's trading licenses could be revoked, making it more difficult for a Lloyd's Syndicate to distribute and market its products;

•	rating agencies could downgrade their ratings of Lloyd's as a whole; and
•
Syndicate 1729 and Syndicate 6131 operations are dependent on a small, specialized management team and the loss of their services could adversely affect the Syndicate’s business. The inability to identify, hire and retain other highly qualified personnel in the future could adversely affect the quality and profitability of Syndicate 1729’s or Syndicate 6131's business.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in “Item 1A, Risk Factors” in our Form 10-K and other documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Form 10-Q. We caution readers not to place undue reliance on any such forward-looking statements, which are based upon conditions existing only as of the date made, and advise readers that these factors could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
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